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                                  EXHIBIT 99.1
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Non-Invasive Monitoring Systems, Inc. Announces Closing of $1.5 Million Private
Placement and Production of First Market-Ready AT101 Motion Platforms

MIAMI BEACH, Fla.--(BUSINESS WIRE)--March 13, 2002--Non-Invasive Monitoring Systems, Inc. (NIMS) (OTCBB:NIMU - news) today announced that it closed a private placement offering that raised approximately $1.5 million dollars on the sale of approximately 7.5 million new shares in the Company plus options to purchase additional shares of the Company.

NIMS also announced that seven market-ready AT101 passive-exerciser devices are scheduled to be delivered later this month. The patented AT101 will be registered with the FDA in April and will be marketed worldwide by Acceleration Therapeutics(TM), a recently created and wholly owned division of NIMS.

The private placement effort, which began late December 2001 and closed March 8, 2002, included "significant unsolicited investments" by members of the NIMS board of directors as well as NIMS officers and employees, said NIMS CEO Allan
F. Brack. Details of investments by board members and officers will be disclosed in the Company's Form 8K filing, Brack said.

"We are very pleased by the confidence in our plans for the future expressed by the investments of our directors, officers and employees, and by numerous outside investors," Brack said.

"This is an important step in our transformation from a research and development company to the manufacture and marketing of our innovative health care devices," Brack said.

The money raised will be invested in part for the manufacture and worldwide marketing of the AT101 device, which is a comfortable platform, mounted on a hospital-like patient gurney, that moves repetitively in a back and forth motion from head to foot, similar to movement used to comfort a child in a baby carriage but at a more rapid pace.

The AT101 will be marketed as an aid to improving circulation and increasing joint mobility. Two experimental studies in animals revealed that a prototype AT101 device dramatically increased blood flow to the heart (82%) and brain (180%) as well as other organs.

The new market-ready AT101's are manufactured by QTM Incorporated, an FDA-approved manufacturer in Tampa, and are built in accordance with ISO and FDA Good Manufacturing Practices. NIMS has ISO 9001 certification.

The AT101 is another invention by NIMS Chairman Dr. Marvin A. Sackner, M.D., Professor of Medicine at the University of Miami at Mt. Sinai and Emeritus Director of Medical Services at Mt. Sinai Medical Center. He is a past President of the American Thoracic Society, past Chairman of the Pulmonary Disease Subspecialty Board and a past Member of the American Board of Internal Medicine.

Dr. Sackner has been honored three times by his peers as one of the Best Doctors in America in Town & Country Magazine and was named one of the Best 400 Doctors in America by Good Housekeeping Magazine. He holds 25 patents for successful, commercial medical devices.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.